January 2016

Pricing Sheet dated January 29, 2016 relating to

Preliminary Pricing Supplement dated January 15, 2016

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Jump Securities Based on the Performance of the iShares® MSCI Japan ETF due February 1, 2018

Principal at Risk Securities

PRICING TERMS — January 29, 2016
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the iShares® MSCI Japan ETF
Aggregate principal amount:		$473,300
Payment at maturity:		▪ If the final share price is greater than or equal to the initial share price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment
▪ If the final share price is less than the initial share price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 × share performance factor This amount will be less than the stated principal amount of $10 and will represent a loss of some or all of your principal amount.
Upside payment:		$1.95 per security (19.50% of the stated principal amount)
Share performance factor:		final share price / initial share price
Initial share price:		The closing price of one ETF Share on the pricing date, which was $11.50
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:		The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		January 29, 2016
Original issue date (settlement date):		February 3, 2016
Valuation date:		January 29, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		February 1, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48128A327 / US48128A3279
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$473,300.00	$11,832.50	$461,467.50
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary pricing supplement for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $9.657 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary pricing supplement for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary pricing supplement.

Preliminary pricing supplement dated January 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316010287/dp62645_424b2-3p85.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.